UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐           Preliminary proxy statement.
☐           Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☒           Definitive proxy statement.
☐           Definitive additional materials.
☐           Soliciting material under Rule 14a-12.

Commission File No. 001-33999

NORTHERN OIL AND GAS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒           No fee required.
☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

April 25, 2008

Dear Shareholder:

We are pleased to invite you to attend the 2008 Annual Meeting of Shareholders of Northern Oil and Gas, Inc., to be held on May 19, 2008 at 10:00 a.m., local time, in the second floor banquet room at NorthCoast located at 294 East Grove Lane in Wayzata, Minnesota.  The formal notice of the meeting follows on the next page.

The formal notice of the meeting and proxy statement follows this cover letter.  Enclosed with this proxy statement are your proxy card, a return envelope and a copy of our Annual Report on Form 10-K for the year ended December 31, 2007.

It would be beneficial for us to know in advance of the annual meeting the number of shareholders who expect to attend in person.  If you plan to attend, please check the box provided on the proxy card or advise us when voting by telephone or internet.

We hope you are able to attend the meeting.

Thank you.

/s/ Michael L. Reger

Michael L. Reger
Chairman and Chief Executive Officer

NORTHERN OIL AND GAS, INC.
315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, MAY 19, 2008
___________________________

To the Shareholder of Northern Oil and Gas, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Northern Oil and Gas, Inc., a Nevada corporation (the “Company”), will be held on Monday, May 19, 2008, in the second floor banquet room at NorthCoast located at 294 East Grove Lane in Wayzata, Minnesota, commencing at 10:00 a.m. local time for the following purposes:

1. To elect directors to serve until the next meeting of Stockholders;

2.	To ratify the appointment of Mantyla McReynolds LLC as our independent registered public accounting firm for the year fiscal ending December 31, 2008; and

3.	To act upon such other matters as may properly come before the meeting.

Only Stockholders of record at the close of business on April 18, 2008, are entitled to notice of and to vote at the Annual Meeting.

You are invited and urged to attend the meeting in person.  Whether or not you are able to attend the meeting in person, we urge you to vote your shares as promptly as possible.  If you attend the meeting, you may vote your shares in person if you wish, whether or not you submitted a proxy prior to the meeting.

By Order of the Board of Directors

/s/ Michael L. Reger

Michael L. Reger
Chairman, Chief Executive Officer
and Secretary

Wayzata, Minnesota
April 25, 2008

i

NORTHERN OIL AND GAS, INC.
315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 19, 2008

NORTHERN OIL AND GAS, INC.

We are a growth-oriented independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties, and have focused our activities primarily on projects based in the Rocky Mountain Region of the United States, specifically the Williston Basin.  We have targeted specific prospects and began drilling for oil in the Williston Basin region in the fourth fiscal quarter of 2007.  As of March 31, 2008, we have completed six successful discoveries, consisting of four targeting the Bakken formation and one targeting a Red River Structure.  Our principal executive offices are located at 315 Manitoba Ave., Suite 200 in Wayzata, Minnesota 55391, and our telephone number is (952) 476-9800.

THE ANNUAL MEETING

We are furnishing you this proxy statement in connection with the solicitation of proxies by our board of directors in connection with the Annual Meeting of Shareholders of Northern Oil and Gas, Inc. to be held on May 19, 2008 at 10:00 a.m., local time, in the second floor banquet room at NorthCoast located at 294 East Grove Lane in Wayzata, Minnesota.  No cameras or recording equipment will be permitted at the meeting.

Definitive copies of this proxy statement and related proxy card are first being sent on or about May 1, 2008 to all shareholders of record at the close of business on April 18, 2008 (the “record date”).  On the record date there were 29,060,970 shares of our common stock outstanding and entitled to vote at the meeting, which were held by approximately 493 holders of record.

Quorum; Abstentions; Broker Non-Votes

A quorum is necessary to hold a valid meeting.  The attendance by proxy or in person of holders of one-half of the total voting power of the outstanding shares of the Company’s common stock entitled to vote, represented in person or by proxy, is required to constitute a quorum to hold the meeting.  Abstentions and broker non-votes are counted as present for establishing a quorum, but are not counted towards approval of the proposal to which such abstention or non-vote relates.  A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

If a properly executed proxy is returned and the shareholder has not indicated how the shares are to be voted at the meeting, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and will be voted in favor of each proposal presented at the meeting.  If a properly executed proxy is returned and the shareholder has withheld authority to vote for one or more nominees or voted against or abstained from voting on the ratification of our independent reregistered public accountants, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date.  Please carefully read the instructions below on how to vote your shares.  Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Voting by proxy.  Even if you plan to attend the meeting, please execute the proxy promptly by signing, dating and returning the enclosed proxy card by mail in the return envelope provided.

Voting in person at the meeting.  If you plan to attend the meeting, you can vote in person.  In order to vote at the meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the meeting.

Revoking your proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised at the meeting.  There are several ways you can do this:

—	by filing a written notice of revocation with our Corporate Secretary prior to commencement of the meeting;

—	by submitting another proper proxy with a more recent date than that of the proxy first given by signing, dating and returning a proxy card to our company by mail; or

—	by attending the meeting and voting in person.

If Your Shares are Held in “Street Name”

Voting by proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Voting in person at the meeting.  If you plan to attend the meeting and vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it and your account statement or other evidence of your share ownership with you to the meeting.

Revoking your proxy.  If your shares are held in street name, you must contact your broker to revoke your proxy.

Voting Rules

By giving us your proxy, you authorize the individuals named on the proxy card to vote your shares in the manner you indicate at the meeting or any adjournments thereof.  Shares represented by a proxy properly submitted prior to the meeting will be voted at the meeting in the manner specified on such proxy.  With respect to the election of directors at the meeting, you may:

—	vote “for” the election of all nominees;

—	“withhold authority” from voting for all nominees; or

—	“withhold authority” from voting for any one or more particular nominees.

With respect to the reatification of the appointment of our independent registered public accountants, , you may:

—	vote “for” the proposal;

—	vote “against” the proposal; or

—	“abstain” from voting on the proposal.

If you return your proxy but do not specify how you want to vote your shares at the meeting, your shares will be voted in favor of such matter.

If a quorum is present at the meeting, nominees receiving the affirmative vote of the majority of the voting power represented by shares at the meeting and entitled to vote will be elected to serve as directors.  Because of this rule, failure to submit a proxy prior to the meeting will not affect the outcome of the election of directors, provided a quorum is present to conduct the meeting.

We will bear the cost of soliciting proxies.  In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and we will reimburse them for their expenses.  Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.  We do not intend to engage any outside party to assist us with soliciting proxies in connection with the Annual Meeting.

Voting List

Our Bylaws require that we make available inspection by any shareholder, at least ten (10) days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, for a period of ten (10) days prior to such meeting and during the whole time of the meeting.  Such list shall be available for inspection during normal business hours by appropriate parties at our principal executive offices located at 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391.  If you would like to review such list, please contact Investor Relations in advance via telephone at (952) 476-9800 or by mail to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention:  Investor Relations.

Tabulating the Vote

Our transfer agent—Standard Registrar and Transfer Company—will tabulate votes in preparation for the meeting.  Our officers and employees will act as inspectors of election at the meeting.  All votes received prior to the meeting date will be tabulated by our transfer agent, who will separately tabulate affirmative votes, abstentions and broker non-votes.  All votes cast at the meeting will be tabulated by our officers and employees, who will separately tabulate affirmative votes, abstentions and broker non-votes.

PROPOSAL 1

ELECTION OF DIRECTORS

Our directors are elected each year at the annual meeting by our shareholders.  We do not have a classified board of directors.  Seven directors will be elected at this year’s meeting.  Each director’s term lasts until the 2009 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected.  All the nominees are currently directors of our company.  There are no familial relationships between any director or executive officer.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the board of directors or the board may reduce the number of directors to be elected at the meeting.  Set forth below is information furnished with respect to each nominee for election as a director.

Michael L. Reger – Age 32 – Chairman of the Board, Chief Executive Officer and Secretary.  Director since March 20, 2007.

Mr. Reger has been primarily involved in the acquisition of oil and gas mineral rights for his entire professional life.  Mr. Reger began working the oil and gas leasing business for his family’s company, Reger Oil in 1992.  Mr. Reger holds a BA in Finance and an MBA in Finance/Management from the University of St. Thomas in St. Paul, Minnesota. The Reger family has a history of acreage acquisition in the Williston Basin dating to 1952.  Mr. Reger has served on our Board of Directors since 2006.

Ryan R. Gilbertson – Age 32 – Director and Chief Financial Officer.  Director since March 20, 2007

Mr. Gilbertson has served as a director of Northern Oil since 2006 and co-founded our predecessor—Northern Oil and Gas, Inc.— with Michael Reger.  Prior to co-founding Northern, Mr. Gilbertson held positions with Piper Jaffray in Minneapolis as well as Telluride Asset Management where he was a portfolio manager.  He brings a great deal of experience in financial structuring and capital markets.  Mr. Gilbertson holds a BA from Gustavus Adolphus College in Management/Finance.

Robert Grabb – Age 55 – Director since May 3, 2007.

Mr. Grabb is a Registered Petroleum geologist.  He was most recently an integral member of the Newfield Exploration (NYSE: NFX) Geologic Team that conceptualized and commercialized the resource plays that have driven Newfield’s growth.  Mr. Grabb holds B.S. and M.S. Degrees in geology from Montana State University.  Mr. Grabb is also a member of the American Association of Petroleum Geologists and the Society of Petroleum Engineers.

Jack E. King – Age 55 – Director since May 3, 2007.

Mr. King is with Hancock Resources, a prominent independent oil and gas exploration and development corporation based in Billings, Montana.  Mr. King’s 30 years in the industry began in petroleum land management in the Northern Rockies.  Throughout his career, Mr. King has managed several independent oil and gas companies.  Currently Mr. King sits on the boards of The Montana Petroleum Association, The Montana Community Foundation, and The Montana Board of Oil and Gas Conservation Commission, which is Montana’s oil and gas regulatory Board appointed by the Governor. Mr. King holds a degree in Economics from the University of Montana.

Lisa Bromiley Meier – Age 35 – Director since September 12, 2007.

Mrs. Meier was appointed Chief Financial Officer of Flotek Industries, Inc. in April 2004, Vice President in January 2005 and Senior Vice President in July 2007.  Mrs. Meier has facilitated the turn-around of Flotek with the completion of ten acquisitions, a private equity placement, securing senior credit facilities, and moving the Company onto the American Stock Exchange.  Mrs. Meier was awarded Best CFO of the Year 2007 by the Houston Business Journal.  Prior to joining Flotek, Mrs. Meier worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for three Fortune 500 companies.  Mrs. Meier served in various accounting, finance, SEC reporting and risk management positions.  Mrs. Meier is a Certified Public Accountant. Mrs. Meier is a member of the American Institute of Certified Public Accountants and Financial Executives International.  Mrs. Meier holds B.B.A. and Masters of Accountancy degrees from the University of Texas.

Loren J. O’Toole – Age 77 – Director since May 3, 2007.

Mr. O’Toole founded the law firm of O’Toole and O’Toole, based in Plentywood, Montana.  The firm is a leader in the legal profession specializing in oil and gas throughout the Rocky Mountain Region.  Mr. O’Toole has over 50 years of experience in oil and gas.

Carter Stewart – Age 50 – Director since May 3, 2007.

           Mr. Stewart is a Registered Petroleum Geologist who has been generating prospects in the Williston Basin for 26 years. Mr. Stewart is the founder of Stewart Geological, Inc. and a principal in Gallatin Resources, LLC.  Stewart Geological, Inc. is currently participating in wells in Montana, Wyoming, North Dakota, New York and Alberta, Canada.  Mr. Stewart has been directly involved in the drilling of over 500 wells during his career, in several different locations within the United States and Canada.  He holds a Degree in Geology from the University of Montana, 1981.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR ALL OF THE NOMINEES.

OUR BOARD OF DIRECTORS AND COMMITTEES

The board of directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of Northern Oil and Gas, Inc., as provided by Nevada law.  A majority of our board consists of “independent” directors as defined in Section 803(a)(2) of the American Stock Exchange listed company guide, including Robert Grabb, Jack King, Lisa Bromiley Meier and Loren J. O’Toole.  In this regard, the board of directors has affirmatively determined that a majority of its members has no material relationship with our company either directly or as a partner, shareholder or officer of an organization that has a relationship with our company.

Committees

The board of directors has standing Audit, Compensation and Nominating Committees.  Our Audit and Compensation Committees consist solely of independent directors.  Consistent with Section 804 of the American Stock Exchange listed company guide, our Nominating Committee Charter requires that our Nominating Committee be comprised of at least three members, one of whom need not be independent in the event that such individual is not a current officer or employee (or an immediate family member of an officer of employee) and the board of directors, under exceptional and limited circumstances, determines that membership on the Nominating Committee by such individual is required by the best interests of our company and its shareholders.  Our Nominating Committee currently consists of two independent directors and one director who is not independent—namely, Carter Stewart—whose membership on our Nominating Committee was permitted by the board of directors due to his extensive experience in the oil and natural gas industry and his unique knowledge of individuals and companies that constitute candidates for future employment or engagement by the Company.

We have adopted written charters for each of our committees.  Our company also has a Code of Business Conduct and Ethics.  Current copies of all committee charters and our Code of Business Conduct and Ethics appear on our website at http://www.northernoil.com/governance.php and are available in print upon written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention:  Investor Relations.

The following table shows the current membership of the Committees and identifies our independent directors:

Name	Audit Committee	Compensation Committee	Nominating Committee	Independent Directors
Ryan R. Gilbertson
Robert Grabb	X	X	X*	X
Jack King			X	X
Lisa Bromiley Meier	X*	X*		X
Loren J. O’Toole	X	X		X
Michael L. Reger
Carter Stewart			X

*      Denotes Committee Chairman.

Board and Committee Meetings

The board held one meeting in 2007.  Our Audit, Nominating and Compensation Committees were not established until August 21, 2007.  Our Audit Committee held one meeting during 2007, but our Nominating and Compensation Committees did not hold any meetings during 2007.  Each incumbent director attended the the board of directors meeting and each member of the Audit Committee attended the Audit Committee meeting in 2007.  Our board of directors and its committees intend to conduct more regular meetings during fiscal year 2008.

Nominating Committee

Our Nominating Committee Charter provides that persons nominated for election or appointment as directors shall be evaluated by the Committee in light of their education, reputation, experience, independence, leadership qualities, personal integrity, and such other criteria as the Committee deems relevant.  Our Nominating Committee has not adopted a specific procedure for considering candidates recommended by security holders because our board of directors, but our Nominating Committee Charter provides that the Committee will develop policies and procedures for shareholders to nominate candidates for evaluation by the Committee.  The Nominating Committee is expected to identify and evaluate nominees through internal discussions with Committee members, management and other board members.

The Nominating Committee Charter provides that the Committee may retain consultants and advisors to assist it in the process of identifying and evaluating candidates.  The Committee may also seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

Audit Committee and Financial Expert

The Audit Committee’s primary function is to assist our board of directors in its general oversight of our company’s financial reporting, internal control and audit functions.  The Audit Committee’s main duties include recommending a firm of independent certified public accountants to audit the annual financial statements, reviewing the independent auditor’s independence, the financial statements and their audit report and reviewing management’s administration of the system of internal accounting controls.  Ms. Meier serves the Audit Committee’s designated financial expert and an “independent” director as defined in Section 803(a)(2) of the American Stock Exchange listed company guide.

Our Audit Committee Charter also requires that Audit Committee review and approve all material transactions between our company and its directors, officers and 5% or greater shareholders, as well as all material transactions between our company and any relative or affiliate of any of the foregoing.

To assist the Audit Committee in fulfilling its duties, our management provides the Committee with information and reports as needed and requested.  Our Audit Committee also is provided access to our general counsel and the ability to retain outside legal counsel or other experts at its discretion if it deems such action to be necessary.

Compensation Committee

Our Compensation Committee Charter authorizes our Compensation Committee to review and approve annual base salary and incentive compensation levels, employment agreements, and benefits of the chief executive officer and other key executives.  Our Compensation Committee first established formal performance objectives for our 2008 year in connection with the approval of employment agreements for our Chief Executive Officer and Chief Financial Officer in January 2008.

The Compensation Committee Charter provides that the Committee may retain consultants and advisors to advise the Committee on compensation issues requiring outside expertise.  The Committee may also consult with our Audit Committee and our independent auditors regarding an annual review of the expense accounts of executives and for the purpose of reviewing any calculations required under any company incentive compensation plans.

Shareholder Communications with Board Members

The board of directors has provided the following process for shareholders to send communications to the board and/or individual directors.  All communications from shareholders should be addressed to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200 in Wayzata, Minnesota 55391, Attention: Corporate Secretary.  Communications to individual directors, including the Chairman of the Board, may also be made to such director at the Company’s address.  All communications sent to the Chair of the Audit Committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel.  Any communications sent to the board of directors, or the non-management directors as a group, in the care of the Corporate Secretary will be reviewed by him to ensure that such communications relate to the business of our company before being reviewed by the board or the non-management directors, as applicable.

Board Member Attendance at Annual Meetings

Northern Oil and Gas encourages all of its directors to attend the annual meeting of shareholders.  We generally hold a board meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on April 18, 2008, held by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers.  The percentage of beneficial ownership for the following table is based on 29,060,970 shares of common stock outstanding as of April 18, 2008.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power.  It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after April 18, 2008 through the exercise of any option or other right.  The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options into shares of our common stock.

Name(1)	Number of Shares	Percent of Common Stock(2)
Certain Beneficial Owners:
Joseph A. Geraci, II (3) 80 South 8th Street, Suite 900 Minneapolis, MN 55402	3,705,000	12.75%
Douglas M. Polinsky (4) 130 Lake Street West, Suite 300 Wayzata, MN 55391	2,798,500	9.63%
Directors and Executive Officers:
Michael L. Reger (5)	4,443,913	15.29%
Ryan R. Gilbertson (6)	2,213,413	7.62%
Carter Stewart (7)	375,000	1.29%
Robert Grabb (8)	180,000	*
Lisa Bromiley Meier (8)	110,000	*
Loren J. O’Toole (8)	100,000	*
Jack King (8)	100,000	*
Chad Winter	55,000	*
Directors and Officers as a Group (9)	7,637,326	25.84%

*	Less than 1%.
1.
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each member of management and each director is care of the Company.

2.	Figures are rounded to the nearest tenth of a percent.

3.
As set forth on the Form 4 report filed with the Securities and Exchange Commission by Mr. Geraci on April 11, 2008, includes 305,000 shares held directly, 3,185,000 shares held by entities controlled by Mr. Geraci for which he may be deemed the beneficial owner and 215,000 shares held by Mr. Geraci’s spouse.  This includes 555,000 shares held by Lantern Advisors, LLC, which is jointly controlled with Mr. Douglas Polinsky, which are also included in Mr. Polinsky’s beneficial shareholdings listed above. All shares beneficially held by Mr. Geraci are subject to an Irrevocable Proxy appointing the Company’s Secretary as proxy to vote such shares of common stock on all matters considered by the Company’s shareholders.

4.
As set forth on the Form 4 report filed with the Securities and Exchange Commission by Mr. Polinsky on April 16, 2008, includes 816,000 shares held directly and 1,982,500 shares held by entities owned and/or controlled by Mr. Polinsky which may be deemed to be beneficially owned by him.  This includes 555,000 shares held by Lantern Advisers, LLC, which is jointly controlled with Mr. Joseph Geraci, II and which are also included in Mr. Geraci’s beneficial shareholdings listed above.

5.	Includes 1,000 shares held by Mr. Reger’s spouse, which may be deemed to be beneficially owned by him.
6.	Includes 1,450,000 shares held by entities owned and/or controlled by Mr. Gilbertson, which may be deemed to be beneficially owned by him.
7.
Includes 100,000 shares of common stock issuable upon exercise of currently exercisable options granted pursuant to our Incentives Stock Option Plan and 275,000 shares held by Gallatin Resources, LLC, of which Mr. Stewart is a 25% member.

8.	Includes 100,000 shares of common stock issuable upon exercise of currently exercisable options granted pursuant to our Incentives Stock Option Plan.
9.
Includes shares of common stock indirectly held by Messrs. Reger, Gilbertson and Stewart as set forth in Notes 5, 6 and 7 above and an aggregate of 500,000 shares of common stock which directors presently have the right to acquire upon exercise of currently exercisable options granted pursuant to our Incentive Stock Option Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  Such officers, directors and shareholders are required by the SEC to furnish us with copies of all such reports.  To our knowledge, based solely on a review of copies of reports filed with the SEC during the last fiscal year, all applicable Section 16(a) filing requirements were met, except as follows:

▪	reports on Form 3 setting forth the appointment of Loren J. O’Toole, Carter Stewart, Jack E. King and Robert Grabb as directors on May 3, 2007, were not filed on a timely basis;

▪	one report on Form 4 setting forth the indirect acquisition by Carter Stewart of 275,000 shares of common stock held by Gallatin Resources, LLC on September 21, 2007, not filed on a timely basis; and

▪
the following reports detailing certain transactions that occurred in connection with our company’s merger with privately-held Northern Oil and Gas, Inc. in March 2007, were not filed on a timely basis:

▪
one report on Form 4 setting forth  the exchange on or about March 20, 2007, by Jenson Services, Inc., a Utah corporation, of 932,640 shares of common stock for $27,750 cash and the exchange by Duane Jenson of 603,559 shares of common stock for $100,000 cash;

▪
one report on Form 4 setting forth the exchange on or about March 20, 2007, by Lisa Jill Howells of 80,000 shares of common stock for $124,875 cash and 340,985  newly-issued shares subject to a lock-up/leak-out agreement and a new holding period;

▪
one report on Form 4 setting forth the exchange on or about March 20, 2007, by Lisa Jill Howells of 80,000 shares of common stock for $124,875 cash and 340,985  newly-issued shares subject to a lock-up/leak-out agreement and a new holding period; and

▪
one report on Form 4 setting forth the exchange on or about March 20, 2007, by Mr. Travis Jenson (spouse of reporting person Sarah Edson Jenson) of 80,000 shares of common stock for $124,875 cash and 158,984 newly-issued shares subject to a lock-up/leak-out agreement and a new holding period.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

The following discussion of executive compensation addresses the material compensation awarded to our three named executive officers, including the following individuals:

Michael L. Reger                                           Chief Executive Officer, Chairman of the Board and Secretary

Ryan R. Gilbertson                                        Chief Financial Officer and Director

Chad Winter                                               Internal Operations Manager

Prior to March 20, 2007, our name was “Kentex Petroleum, Inc.,” a Nevada corporation incorporated on October 5, 2006.  Our company took its present form on March 20, 2007, when Northern Oil and Gas, Inc.  (“NOG”), a Nevada corporation engaged in our current business, merged with and into our subsidiary, with NOG remaining as the surviving corporation.  NOG then merged into us, and we were the surviving corporation.  We then changed our name to Northern Oil and Gas, Inc.

The individuals who comprised our management and board of directors prior to March 20, 2007, resigned in connection with our merger with NOG.  Messrs. Reger and Gilbertson assumed the positions of Chief Executive Officer and Chief Financial Officer, respectively, on March 20, 2007, following the merger of NOG.  Mr. Winter joined our company on November 1, 2007, as Internal Operations Manager to assist Messrs. Reger and Gilbertson with executing their various responsibilities.  Mr. Winter is not considered an executive officer (though he is a “named executive officer” pursuant to Item 402(m)(2) of Regulation S-K) because his position does not entail any specific policy-making function or authority.

None of our named executive officers received any salary during fiscal years 2006 or 2007.  Each named executive officer did, however, receive certain stock option grants pursuant to our Incentive Stock Option Plan, which was originally adopted by NOG and was assumed by our company in connection with the March 20, 2007, merger.

Employment Contracts, Termination of Employment and Change-in-Control

In November 2007, we entered into an employment agreement with Chad Winter as a condition to his employment with our company.  The employment agreement entitles Mr. Winter to receive an annual base salary of $105,000 and such bonuses as may be determined appropriate in the sole discretion of our board of directors from time-to-time.  The employment agreement also set forth the stock grant and stock option grant described in the Summary Compensation Table below.  Mr. Winter’s employment agreement does not contain any change in control or severance provisions.

In January 2008, we entered into employment agreements with Mr. Reger and Mr. Gilbertson covering their service as our Chief Executive Officer and Chief Financial Officer, respectively.  The employment agreements entitle Messrs. Reger and Gilbertson to each receive an annual base salary of $185,000 (payable retroactive to January 1, 2008) subject to annual increases, a signing bonus of $100,000, and an annual bonus of up to twice the amount of their annual salary for each year as determined in the discretion of our Compensation Committee or board of directors based upon meeting or exceeding agreed upon performance objectives.  In addition, Messrs. Reger and Gilbertson are each entitled to receive a lump sum payment equal to twice their then annual salary in the event of the termination of employment following a change of control of our company and a lump sum payment equal to their then-applicable annual salary in the event of termination of employment by our company for any reason other than death.  The employment agreements also contain provisions prohibiting Messrs. Reger and Gilbertson from competing with our company or soliciting any employees of our company for a period of one year following termination of their employment in the event either officer terminates his employment with our company.

Summary Compensation Table
For the Fiscal Year Ended December 31, 2007

The table below shows compensation for our named executive officers for services in all capacities to our company and our predecessor—NOG—during fiscal years 2006 and 2007.  Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the Securities and Exchange Commission and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future.  For more information regarding our salary policies and executive compensation plans, please review the information under the caption “Compensation Committee Report.”

Name and Principal Position(a)	Year	Salary ($)	Bonus ($)(b)	Stock Awards ($)(c)	All Other Compensation ($)(d)	Total Compensation ($)

Michael L. Reger	2006	-0-	-0-	$ 400,000	-0-	$ 400,000
Chairman, Chief Executive	2007	-0-	$ 120,000	-0-	$ 1,367	$ 121,367
Officer and Secretary

Ryan R. Gilbertson	2006	-0-	-0-	$ 400,000	-0-	$ 400,000
Chief Financial Officer	2007	-0-	$ 120,000	-0-	$ 1,955	$ 121,955

Chad Winter	2006
Internal Operations Mgr.	2007	-0-	-0-	$ 551,892	-0-	$ 551,892

(a)
Mr. Reger joined our company as Chief Executive Officer, Chairman of the Board and Secretary and Mr. Gilbertson joined us as Chief Financial Officer and a director on March 20, 2007.  Mr. Winter joined us as Internal Operations Manager on November 1, 2007.  Neither Mr. Reger, Mr. Gilbertson nor Mr. Winter were paid any salary during the fiscal year ended December 31, 2007.

(b)	Represents a year-end cash bonus approved by the Compensation Committee.

(c)
We account for stock-based compensation under the provisions of Statement of Financial Accounting Standards No. 123(R), Share Based Payment.  This statement requires us to record an expense associated with the fair value of stock-based compensation.  We currently use the Black-Scholes option valuation model to calculate stock based compensation at the date of grant.  A more complete description of the assumptions and processes involved in determining the value of stock based compensation can be found in Note 6 – Stock Options/Stock Based Compensation of our Notes to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2007, a copy of which is being furnished to each shareholder entitled to vote at the meeting together with this Proxy Statement.

For 2006, represents the value of 500,000 stock options issued under the Northern Oil and Gas, Inc. Incentive Stock Option Plan to both Mr. Reger and Mr. Gilbertson in consideration of their services as Chief Executive Officer and Chief Financial Officer, respectively, of NOG.  250,000 options vested on June 15, 2007, and the balance vested on December 15, 2007.  Such options were exercisable at $1.05 per share for a period of ten (10) years, expiring on December 15, 2016.

For 2007, $163,392 of such amount represents the value of shares issuable upon the exercise of options to purchase 60,000 shares of common stock granted to Mr. Winter under our Incentive Stock Option Plan and the remaining $388,500 represents the value of 75,000 shares of common stock issued to Mr. Winter upon commencement of his employment with our company.  The stock options issued to Mr. Winter were completely exercisable at the time of grant at $5.18 per share, and expire on November 1, 2017.

(d)	The amounts shown reflects personal use of company-leased vehicles by Messrs. Gilbertson and Reger during 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards to the Company’s named executive officers as of the year ended December 31, 2007.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael L. Reger	-0-	-0-	-0-
Ryan R. Gilbertson	-0-	-0-	-0-
Chad Winter	60,000	-0-	-0-	$ 5.18	11/1/2017

(a)	The stock options issued to Mr. Winter were completely exercisable at the time of grant at $5.18 per share, and expire on November 1, 2017.

We continue to maintain the Northern Oil and Gas, Inc. Incentive Stock Option Plan, pursuant to which options were granted to Mr. Winter and our outside directors during the 2007 year.  See “Non-Employee Director Compensation” and the notes to the Summary Compensation Table above. We do not maintain any equity compensation plan providing for the issuance of stock to any of our executive officers or directors.  We did, however, issue 75,000 shares of common stock issued to Mr. Winter upon commencement of his employment with our company pursuant to the terms of his employment agreement, as indicated in the Summary Compensation Table above.

Defined Benefit Plans

We did not maintain any defined benefit plans as of December 31, 2007.

Director Compensation Table
For the Fiscal Year Ended December 31, 2007

The table below shows compensation for our non-employee directors for services as a director of our company for the 2007 fiscal year.  Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the Securities and Exchange Commission and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future.

Name	Fees Earned or Paid in Cash ($) (a)	Option Awards ($) (b)	All Other Compensation ($)	Total ($)
Robert Grabb	-0-	$ 272,320	-0-	$ 272,320
Jack King	-0-	$ 272,320	-0-	$ 272,320
Lisa Bromiley Meier	-0-	$ 272,320	-0-	$ 272,320
Loren J. O’Toole	-0-	$ 272,320	-0-	$ 272,320
Carter Stewart	-0-	$ 272,320	-0-	$ 272,320

(a)
Our directors receive no fees or cash compensation for their services.  Directors are, however, reimbursed for their actual out-of-pocket expenses associated with attending meetings and carrying out their obligations as directors

(b)
Directors who are employees of our company receive no compensation for their services as director.  On November 1, 2007, each of our outside directors indicated in the table above received an option to purchase 100,000 shares of common stock pursuant to our Incentive Stock Option Plan.  The options were fully vested at the time of grant and are exercisable at $5.18 per share, which represents 100% of the fair market value of our common stock on the date of grant, calculated based on the average close/last trade price of our common stock reported for the five highest volume trading days during the 30-day trading period ending on the last trading day preceding the date of grant (rounded to the nearest penny), and were fully vested as of the date of grant.

We account for stock-based compensation under the provisions of Statement of Financial Accounting Standards No. 123(R), Share Based Payment.  This statement requires us to record an expense associated with the fair value of stock-based compensation.  We currently use the Black-Scholes option valuation model to calculate stock based compensation at the date of grant.  A more complete description of the assumptions and processes involved in determining the value of stock based compensation can be found in Note 6 – Stock Options/Stock Based Compensation of our Notes to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2007, a copy of which is being furnished to each shareholder entitled to vote at the meeting together with this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our board consists of three non-employee directors.  Our general responsibilities are described under the caption “Our Board of Directors and Committees.”

Compensation Committee Activities

As the Compensation Committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria to determine management compensation.  Our Compensation Committee Charter grants the Compensation Committee full authority to review and approve annual base salary and incentive compensation levels, employment agreements, and benefits of executive officers and other key executives.

In 2007, we established formal performance objectives for the purpose of determining the extent and propriety of awarding bonuses to Michael Reger and Ryan Gilbertson as our Chief Executive Officer and Chief Financial Officer, respectively, pursuant to such officers’ employment agreements.  Such objectives were established following several discussions between our Committee Chairperson and executive management and after considering the various business objectives (including, but not limited to, production and profitability objectives) of our company for the 2008 fiscal year.

We intend to annually adopt performance criteria to measure the performance of Northern Oil and Gas’ executive management and determine the appropriateness of awarding year-end cash bonuses based on performance company performance.  Though we did not work with executive compensation consultants to establish the current compensation philosophy, we may work with consultants in the future to establish long-term incentive programs.

Employment Agreements

All employees, including the executive officers named in the summary compensation table, have entered into written employment agreements with our company.  All such agreements provide that year-end cash bonuses are at the discretion of the Compensation Committee or board of directors, to be determined according to our company’s achievement of specified performance objectives reviewed and formalized each year.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks.

Review of Compensation Discussion and Analysis

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis present on the preceding pages.  Based on its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2008 Annual Meeting of Shareholders.

The name of each person who serves as a member of our Compensation Committee is set forth below.

Loren J. O’Toole                                         Robert Grabb                               Lisa Bromiley-Meier

AUDIT COMMITTEE REPORT

The Audit Committee of the board consists of three members who are neither officers nor employees of our company, and who meet American Stock Exchange independence requirements.  Information as to these persons, as well as their duties, is provided under the caption “Our Board of Directors and Committees.”  The Committee was established on August 21, 2007, met one time during 2007, and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls.  The Committee ratified the selection of Mantyla McReynolds LLC (“Mantyla McReynolds”) as our independent registered public accountants, and considered factors relating to their independence.  In addition, the Committee received reports and reviewed matters regarding ethical considerations and business conduct, and monitored compliance with laws and regulations.  Prior to filing our annual report on Form 10-K, the Committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits.  The Committee also met privately with the internal auditors and with representatives of Mantyla McReynolds to encourage confidential discussions as to any accounting or auditing matters.

The Audit Committee has reviewed and discussed with management and representatives of Mantyla McReynolds the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.  The Committee has also discussed with Mantyla McReynolds the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), and has received the written disclosure and letter from Mantyla McReynolds required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) delineating all relationships they have with us and has discussed with them their independence.  Based on the review and discussions referred to above, the members of the Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.  The Committee also determined that Mantyla McReynolds’s fees and services are consistent with the maintenance of their independence as our independent registered public accountants.

The name of each person who serves as a member of our Audit Committee is set forth below.

Loren J. O’Toole                                    Robert Grabb                               Lisa Bromiley-Meier

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As an oil and gas exploration company, our business strategy is to identify and exploit resources in and adjacent to existing or indicated producing areas that can be quickly developed and put in production at low cost.  We are focused on low overhead and, thus, have relied upon various relationships with third-parties that assist us in identifying and acquiring property in the most exciting new plays in a nimble and efficient fashion.  As a consequence, we have entered, and may in the future enter, into certain transactions and arrangements with parties that have a direct or indirect relationship with one or more members of our management or board of directors.  Past transactions involving related parties were reviewed by persons independent from the related parties and then further reviewed with our Chief Financial Officer, who was also an independent party.  Management and our board of directors believe these transactions were concluded on terms and conditions which were no less favorable than those which would have been obtained from an unrelated third party

We have historically utilized processes and controls A majority of the members of our board of directors have qualified as “independent” as defined in Section 803(a)(2) of the American Stock Exchange listed company guide since Ms. Meier joined our board in mid-September 2007, and our board of directors has approved any and all transactions involving any material obligation by our company to any party.  Our Audit Committee Charter, as amended March 18, 2008, and the American Stock Exchange listed company guide require that Audit Committee review and approve all material transactions between our company and its directors, officers and 5% or greater shareholders, as well as all material transactions between our company and any relative or affiliate of any of the foregoing.  We anticipate that our Audit Committee will review and approve or ratify future transactions involving any executive officer, director, 5% or greater shareholder or any relative or affiliate of any of the foregoing.

On September 12, 2007, we purchased from Montana Oil Properties, Inc. (“MOP”), a Montana corporation, leases covering approximately 4,650 net mineral acres in Mountrail County, North Dakota.  The total consideration paid for this acreage was $2,500,000 in cash and 115,000 shares of restricted common stock.  The principals of MOP are Mr. Steven Reger and Mr. Tom Ryan, both uncles of Michael Reger, our Chief Executive Officer.  On September 5, 2007, we obtained a fairness opinion relating to the transaction from FIG Partners, LLC, an independent energy research and investment banking firm, confirming the fairness of the transaction.

On October 24, 2007, we purchased from MOP additional leases covering approximately 4,197 net mineral acres in Mountrail County, North Dakota.  The total purchase price consisted of $2,098,785 in cash and 132,500 shares of restricted common stock.  As of December 31, 2007, we had paid $500,000 to MOP, and the remainder of the purchase price was paid in our first fiscal quarter of 2008.

In September 2007, NOG commenced a continuous lease program with South Fork Exploration, LLC (“SFE”), a Montana limited liability Company, to acquire approximately 7,500 acres in Burke and Divide Counties of North Dakota.  Under the terms of the program, NOG has paid SFE $426,000 in cash as of March 31, 2008.  $308,000 was paid in the fourth quarter of 2007, and $118,000 was paid on January 15, 2008.  The Company has also engaged SFE to act as its leasing agent on a periodic basis at an agreed upon commission rate. SFE’s president is J.R. Reger, brother of Michael Reger, our Chief Executive Officer.  J.R. Reger is also a shareholder of our company.

On September 21, 2007, the Company acquired approximately 10,000 net mineral acres in the Appalachia Basin from Gallatin Resources, LLC.  The acreage is located in the “Finger Lakes” region in Yates County, New York.  The Company paid Gallatin Resources $1,420,000 cash and 275,000 shares of common stock.  Mr. Carter Stewart, a member of our board of directors, owns a 25% interest in Gallatin Resources, LLC.  On July 15, 2007, we obtained a fairness opinion relating to the transaction from FIG Partners, LLC, an independent energy research and investment banking firm, confirming the fairness of the transaction.

In addition to the forgoing, NOG purchased certain acreage from MOP as a private company prior to merging with and into our company on March 20, 2007.  In October, 2006, NOG also borrowed a total of $123,750 from three individuals serving as directors of NOG at the time, including Michael Reger, Ryan Gilbertson and Douglas Polinsky, pursuant to promissory notes.  Those promissory notes did not bear interest.  On February 1, 2007, NOG repaid the outstanding principal on those notes prior to merging with and into our company.  The board of directors of the former NOG assessed and approved each of the forgoing transactions on an individual basis and, in the case of the acreage purchased from MOP, ensured that the total consideration paid to MOP in connection each transaction did not exceed then-current market values for similar acreage, based upon published lease auction records.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected the firm of Mantyla McReynolds LLC (“Mantyla McReynolds”) as independent registered public accountants to audit our financial statements for fiscal year 2008.  A proposal to ratify that appointment will be presented to shareholders at the meeting.  If shareholders do not ratify such appointment, the Committee will select another firm of independent registered public accountants.

Representatives of Mantyla McReynolds are expected to be present at the meeting and they will have the opportunity to make a statement if they desire to do so.  In addition, they are expected to be available to respond to appropriate questions.

Registered Public Accountant Fees

Mantyla McReynolds served as our independent auditor for the two most recently completed fiscal years.  Aggregate fees for professional services rendered by Mantyla McReynolds for the fiscal years ended December 31, 2006 and December 31, 2007 were as follows:

	Fiscal Year Ended December 31, 2006	Fiscal Year Ended December 31, 2007
Audit Fees	$ 0	$ 38,389
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total	0	0
	$ 0	$ 38,389

Audit fees were for professional services rendered for the audits of the consolidated financial statements, reviews of income tax provisions, audits of statutory financial statements, consents and the review of documents we filed with the Securities and Exchange Commission.  The percentage of hours spent by Mantyla McReynolds on these services that were attributable to work performed by persons not employed by Mantyla McReynolds on a full-time permanent basis did not exceed 50 percent.

The Audit Committee of the board of directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence.  See “Audit Committee Report.”

Pre-Approval Policies and Procedures of Audit Committee

Our Audit Committee has adopted pre-approval policies and procedures to ensure the continued independence of our auditor.  As a general rule, we will only engage our auditors for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services.

Our Audit Committee annual evaluates our auditors’ independence, professional capability and fees based on a variety of factors.  The Committee annually obtains from the auditor a formal written statement delineating all relationships between the auditor and our company, consistent with Independence Standards Board Standard 1, and engages in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

The Audit Committee takes appropriate action to oversee the independence of the auditor, which includes review and approval of the auditors’ annual audit plan and audit scope including a description of key functions and/or locations to be audited, a general description of each of the non-audit services provided or to be provided, and an estimate of audit and non-audit fees and costs for the year and actual versus estimated for the preceding year.  The Committee ascertains whether resources are reasonably allocated as to risk and exposure, and makes any recommendations that might be required to more appropriately allocate the auditors’ efforts.

The Audit Committee appraises the efficiency and effectiveness of the audit efforts and of financial accounting and reporting systems through scheduled meetings with the auditors and ensures that management places no restrictions on the scope of audits or examinations.  The lead audit partner will review with the Committee the services the auditor expects to provide and the related fees, as appropriate.  In addition, management will provide the Committee with a periodic updates of any non-audit services that the auditor has been asked to provide or may be asked to provide in the future.

The Committee did not pre-approve all of the services we received from Mantyla McReynolds during fiscal year 2007, because our Audit Committee was not established until August 21, 2007.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR PROPOSAL 2.

NORTHERN OIL AND GAS, INC. FORM 10-K

A copy of our Form 10-K for the year ended December 31, 2007, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.  We will send a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any shareholder without charge, upon written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention:  Investor Relations.

SHAREHOLDER PROPOSALS FOR

2009 ANNUAL MEETING

Our Bylaws require that we hold our annual meeting in May of each year or at such other time designated by our board of directors.  If you wish to have a proposal considered for inclusion in our 2009 proxy statement, we must receive your proposal at our principal executive offices on or before January 1, 2008.  Proposals should be mailed to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200 in Wayzata, Minnesota 55391, Attention:  Corporate Secretary.

OTHER MATTERS

The board of directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement.  Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting.  However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors

/s/ Michael L. Reger

Michael L. Reger
Chairman, Chief Executive Officer
and Secretary

ANNUAL MEETING OF SHAREHOLDERS

Monday, May 19, 2008

10:00 a.m. Minneapolis Time

Second Floor Banquet Room at NorthCoast

294 East Grove Lane

Wayzata, Minnesota

proxy

This proxy is solicited on behalf of the board of directors of Northern Oil and Gas, Inc. Whether or not you are able to attend the Annual Meeting in person, we urge you to sign and date below and return it in the enclosed envelope.

The shareholder of Northern Oil and Gas, Inc. whose name and signature appear on the reverse side of this card, having received the notice of Annual Meeting of shareholders and the related proxy statement for Northern Oil and Gas, Inc.’s Annual Meeting of Shareholders to be held in the second floor banquet room at NorthCoast located at 294 East Grove Lane in Wayzata, Minnesota, on May 19, 2008, at 10:00 a.m., local time, hereby constitutes and appoints Michael L. Reger and Ryan R. Gilbertson, and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent such shareholder at the Annual Meeting, and at any adjournments thereof, and to vote at the Annual Meeting, and at any adjournments thereof, all shares of common stock held of record by the shareholder as of the close of business on April 18, 2008, in the manner shown on the reverse side of this card.

IF A PROPERLY EXECUTED PROXY IS RETURNED AND THE SHAREHOLDER HAS NOT INDICATED HOW THE SHARES ARE TO BE VOTED AT THE MEETING, THE SHARES REPRESENTED BY SUCH PROXY WILL BE CONSIDERED PRESENT AT THE MEETING FOR PURPOSES OF DETERMINING A QUORUM AND WILL BE VOTED FOR EACH PROPOSAL PRESENTED AT THE MEETING.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR the Election of All Nominees and FOR Proposal 2.
1.	Election of directors of the Company to serve until the next meeting of Stockholders:	01 Michael L. Reger 02 Robert Grabb 03 Ryan R. Gilbertson 04 Loren J. O’Toole	05 Jack King 06 Lisa Bromiley Meier 07 Carter Stewart	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.			To ratify the appointment of Mantyla McReynolds LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2008		☐ For	☐ Against	☐ Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. If a properly executed proxy is returned and the shareholder has withheld authority to vote for one or more nominees or voted against or abstained from voting on the ratification of our independent reregistered public accountants, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

Address Change? Mark Box ☐ Indicate changes below:			Date

Signature(s) in Box
The undersigned hereby revokes any proxy previously given with respect to our common shares and hereby ratifies and confirms all that the proxies, their substitutes or any of them may lawfully do by virtue hereof. When shares are held by joint tenants, both should sign. If a corporation, please sign the full corporate name by any authorized officer. If a partnership, LLC or other entity, including trusts, please sign the entity name by an authorized person and indicate such person’s position with the entity.